Exhibit 99.1

Century Reports Third Quarter 2012 Results

MONTEREY, CA -- (MARKET WIRE) -- 11/01/12 -- Century Aluminum Company (NASDAQ: CENX) reported a net loss of $12.0 million ($0.14 per basic and diluted common share) for the third quarter of 2012. Financial results were positively impacted by a net benefit of $4.1 million related to certain litigation items. Cost of sales for the quarter included an $8.2 million benefit for lower of cost or market inventory adjustments.

In the third quarter of 2011, Century reported a net loss of $6.6 million ($0.07 per basic and diluted share). Financial results were positively impacted by an unrealized net gain on forward contracts of $4.5 million related primarily to aluminum price protection options. Cost of sales for the quarter included a $13.5 million charge for lower of cost or market inventory adjustments.

Sales for the third quarter of 2012 were $304.6 million, compared with $345.6 million for the third quarter of 2011. Shipments of primary aluminum for the 2012 third quarter were 163,431 tonnes, compared with 150,832 tonnes shipped in the year-ago quarter.

For the first nine months of 2012, Century reported a net loss of $28.7 million ($0.32 per basic and diluted share). These results were negatively impacted by an unrealized net loss on forward contracts of $3.2 million primarily related to the mark to market of aluminum price protection options. Results were positively impacted by a net benefit of $4.1 million related to certain litigation items. Cost of sales in the first nine months of 2012 included a $19.8 million benefit for lower of cost or market inventory adjustments.

This result compares to net income of $42.4 million ($0.42 per basic and diluted share) for the first nine months of 2011. These results were negatively impacted by a $7.7 million charge related to the contractual impact of the changes in the Company's Board of Directors and the executive management team; a charge of $2.9 million related to an insurance receivable; an unrealized net loss on forward contracts of $1.6 million primarily related to the mark to market of aluminum price protection options; and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased nine-month results by $18.3 million with an associated discrete tax benefit of $4.2 million. Cost of sales included an $8.6 million charge related to the restart of a curtailed potline at the Hawesville smelter and a $13.5 million charge for lower of cost or market inventory adjustments.

Sales in the first nine months of 2012 were $954.4 million compared with $1,038.3 million in the same period of 2011. Shipments of primary aluminum for the first nine months of 2012 were 484,226 tonnes compared with 446,493 tonnes for the comparable 2011 period.

"Markets have remained volatile," commented Michael Bless, President and Chief Executive Officer. "The sovereign debt crisis in Europe, uncertainty regarding the U.S. fiscal status during the election cycle and continuing relatively soft economic data reported by China are weighing on investor sentiment generally, and commodities and other risk assets specifically. Despite these factors, our U.S. customer markets remain reasonably strong, though we continue to monitor them closely. In total, market conditions as a whole have remained relatively unchanged for us during the last several months."

"We continue to make progress on our key initiatives," continued Mr. Bless. "Our plants in the U.S. and in Iceland have reached gratifying new levels of safety performance; that said, we continue to implement proactive plans and programs with the objective of continuous improvement toward world-class status in worker safety. We undertook a major step at Hawesville when we delivered a 12-month termination notice to the plant's electric power supplier. We took this step after concluding that the plant is not economically viable under the current power arrangement. We are now working with the relevant constituencies toward an agreement to access wholesale power markets. Given the structural changes taking place in the U.S. fuel and power sectors, we believe this market will yield an attractive solution for the long term. The Hawesville team is performing extremely well, especially in the face of conditions which are presently uncertain. In West Virginia, we have just filed a response to the order issued in early October by the Public Service Commission. We continue to believe a pathway should exist to create a power arrangement to enable a restart of this plant."

Third Quarter 2012 Earnings Conference Call

Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, visit www.centuryaluminum.com and click on the conference call link on the homepage. The webcast will be archived on our website and available for replay approximately two hours following the live call.

About Century Aluminum

Century Aluminum Company supplies standard-grade, high-purity and value-added primary aluminum products to diverse downstream manufacturing customers in the aerospace, automotive and energy industries. The Company owns primary aluminum capacity in the U.S. and Iceland. Century's corporate offices are located in Monterey, California. Visit www.centuryaluminum.com for more information.

Contacts

Lindsey Berryhill (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; weakening of the company's U.S. customer markets; our ability to successfully obtain long-term competitive power arrangements for our U.S. plants, including access to the wholesale power market for Hawesville and a favorable conclusion of the West Virginia Public Service Commission proceedings for Ravenswood; and our ability to successfully progress the potential restart of our Ravenswood smelter. Forward-looking statements in this press release include, without limitation, statements regarding our ability to successfully access wholesale power for our Hawesville smelter and achieve an attractive long-term power solution for the plant; and our ability to obtain a power arrangement that enables a restart of our Ravenswood smelter. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
NET SALES:
Third-party customers	$170,023	$202,598	$542,884	$598,001
Related parties	134,612	143,048	411,560	440,259
	304,635	345,646	954,444	1,038,260
Cost of goods sold	301,385	334,322	924,645	935,106
Gross profit	3,250	11,324	29,799	103,154
Other operating expenses (income) – net	7,388	2,659	14,926	(8,430)
Selling, general and administrative expenses	9,182	7,950	24,792	37,116
Operating income (loss)	(13,320)	715	(9,919)	74,468
Interest expense - third party - net	(5,969)	(5,914)	(17,642)	(18,857)
Interest income – related parties	—	59	62	242
Net gain (loss) on forward contracts	(340)	4,163	(4,049)	(2,263)
Other income (expense) - net	7,648	(1,143)	8,115	(1,598)
Income (loss) before income taxes and equity in earnings of joint ventures	(11,981)	(2,120)	(23,433)	51,992
Income tax expense	(1,168)	(5,387)	(7,384)	(12,146)
Income (loss) before equity in earnings of joint ventures	(13,149)	(7,507)	(30,817)	39,846
Equity in earnings of joint ventures	1,126	907	2,116	2,586
Net income (loss)	$(12,023)	$(6,600)	$(28,701)	$42,432
Net income (loss) allocated to common shareholders	$(12,023)	$(6,600)	$(28,701)	$39,003
EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.14)	$(0.07)	$(0.32)	$0.42
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,468	92,032	88,549	92,697
Diluted	88,468	92,032	88,549	93,097

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$173,375	$183,401
Accounts receivable — net	44,327	47,647
Due from affiliates	39,755	44,665
Inventories	159,968	171,961
Prepaid and other current assets	48,253	40,646
Total current assets	465,678	488,320
Property, plant and equipment — net	1,197,644	1,218,225
Other assets	120,117	104,549
TOTAL	$1,783,439	$1,811,094
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$78,272	$86,172
Due to affiliates	42,665	41,904
Accrued and other current liabilities	52,913	40,776
Accrued employee benefits costs — current portion	17,211	16,698
Industrial revenue bonds	7,815	7,815
Total current liabilities	198,876	193,365
Senior notes payable	250,303	249,512
Accrued pension benefits costs — less current portion	65,151	70,899
Accrued postretirement benefits costs — less current portion	129,335	128,078
Other liabilities	39,720	40,005
Deferred taxes	90,403	90,958
Total noncurrent liabilities	574,912	579,452

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,542 and 80,718 issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,272,966 issued and 88,486,445 outstanding at September 30, 2012; 93,230,848 issued and 88,844,327 outstanding at December 31, 2011)	933	932
Additional paid-in capital	2,507,254	2,506,842
Treasury stock, at cost	(49,924)	(45,891)
Accumulated other comprehensive loss	(130,893)	(134,588)
Accumulated deficit	(1,317,720)	(1,289,019)
Total shareholders’ equity	1,009,651	1,038,277
TOTAL	$1,783,439	$1,811,094

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Nine months ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(28,701)	$42,432
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net loss on forward contracts	3,196	1,643
Accrued and other plant curtailment costs — net	4,025	(15,023)
Lower of cost or market inventory adjustment	(19,818)	13,463
Depreciation and amortization	46,925	46,579
Debt discount amortization	791	1,601
Pension and other postretirement benefits	673	(30,768)
Stock-based compensation	412	2,670
Non-cash loss on early extinguishment of debt	—	763
Undistributed earnings of joint ventures	(2,116)	(2,586)
Change in operating assets and liabilities:
Accounts receivable — net	3,320	(8,164)
Due from affiliates	317	6,602
Inventories	31,810	(23,269)
Prepaid and other current assets	(8,254)	(25,405)
Accounts payable, trade	(8,823)	(2,783)
Due to affiliates	761	(476)
Accrued and other current liabilities	8,743	17,071
Other — net	(12,176)	(13,256)
Net cash provided by operating activities	21,085	11,094
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(10,399)	(10,868)
Nordural expansion — Helguvik	(5,474)	(10,335)
Purchase of carbon anode assets	(14,185)	—
Investments in and advances to joint ventures	(275)	(13)
Payments received on advances from joint ventures	3,166	3,056
Proceeds from the sale of property, plant and equipment	89	1,471
Restricted and other cash deposits	—	3,673
Net cash used in investing activities	(27,078)	(13,016)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	—	(47,067)
Repayment of contingent obligation	—	(189)
Borrowings under revolving credit facility	18,076	15,900
Repayments under revolving credit facility	(18,076)	(15,900)
Repurchase of common stock	(4,033)	(38,806)
Issuance of common stock — net	—	83
Net cash used in financing activities	(4,033)	(85,979)
CHANGE IN CASH AND CASH EQUIVALENTS	(10,026)	(87,901)
Cash and cash equivalents, beginning of the period	183,401	304,296
Cash and cash equivalents, end of the period	$173,375	$216,395

Century Aluminum Company
Selected Operating Data
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	$ (000) Revenue
2012
3rd Quarter	95,747	211,086	$0.98	67,684	149,217	$97,939
2nd Quarter	93,831	206,862	1.05	66,997	147,704	105,756
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416
Year to Date	283,665	625,374	$1.03	200,561	442,161	$310,111

2011
3rd Quarter	82,236	181,299	$1.19	68,596	151,229	$129,369
2nd Quarter	84,509	186,310	1.26	66,974	147,652	132,113
1st Quarter	80,479	177,426	1.17	63,699	140,432	117,658
Year to Date	247,224	545,035	$1.21	199,269	439,313	$379,140

(1) Does not include Toll shipments from Nordural Grundartangi